Exhibit 99.1

October 20, 2020

RE:	DiVall Insured Income Properties 2, L.P.
Third Party Tender Offer

Ladies and Gentlemen:

On or about October 13, 2020, Peachtree Partners (the “Bidder”) distributed an unsolicited “postcard” offer to Purchase to an unknown number of limited partners (“Limited Partners”) of DiVall Insured Income Properties 2, L.P. (the “Partnership”). The offer agreed to purchase an unspecified number of the outstanding limited partnership units of the Partnership (“Units”), at a purchase price equal to $285 per Unit (the “Offer”).

Pursuant to Rule 14e-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Partnership is obligated to take a position with respect to the Offer. Historically, the Partnership remained neutral in response to “mini-tender offers” prior to November 2017. In contrast, the Partnership does not recommend or endorse the current Offer, nor can the Partnership legally transfer any Units tendered to the Bidder.

The Partnership strongly believes that the Bidder is not permitted to conduct this “mini tender offer” because the Bidder, together with its affiliates, beneficially owns more than 5% of the outstanding Units prior to the Offer. Based on a public filing with the SEC, the Partnership reasonably believes the controlling person of the Bidder already is the beneficial owner of over 5% of the outstanding Units. The Partnership has also previously advised the Bidder of the foregoing. In a lawful mini tender offer, the bidder may not beneficially own more than 5% of the subject class of securities upon completion of the mini tender offer. The Partnership further notes that the Bidder, and its affiliate whom the Partnership reasonably believes is the controlling person of the Bidder, are the subject of SEC cease-and-desist orders permanently enjoining them from committing any future violations of the federal securities laws and regulations relating to tender offers. In view of the foregoing, the Partnership has determined, upon the advice of its legal counsel, that the Partnership may not be permitted to process the transfer of any Units to the Bidder pursuant to its Offer.

The Partnership believes it is important that its Limited Partners understand the following information when considering the Offer or any other unsolicited offer.

1. Third-Party Sales:

With any unsolicited offer, it is important to thoroughly evaluate the terms and conditions. The fine print may be difficult to understand. For example, one area that could lead to confusion is who is entitled to receive (or get credit for) any distributions that occur before the sale is completed and any Unit is transferred to the Bidder.

The SEC has information for investors pertaining to mini-tender offers and has issued warnings about mini-tender offers. One SEC notice states: “Some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” Information from the SEC on min-tender offers can be found at www.sec.gov/answers/miniten.htm and https://www.sec.gov/investor/pubs/minitend.htm.

2. Purchase Price of Offer:

The Offer is based on a purchase price equal to $285 per Unit.

As the Partnership informed Limited Partners in a letter dated December 31, 2019, the Partnership estimated the NUV to approximate $390 at December 31, 2019. That estimated NUV of approximately $390 per Unit is approximately 27% greater than the purchase price offered by the Bidder, before deducting transfer fees and any distributions paid. This valuation is subject to a number of limitations, which are disclosed in more detail in the Form 8-K the Partnership furnished to the SEC on February 15, 2020.

In addition, comparative transfer price information is available upon request to our Investor Relations Department. The Partnership’s records indicate that Units have recently traded in a range from $330 to $339 per Unit. The Partnership, however, makes no representation that these prices are fair or reasonable.

3. Current Cash Yield on Net Unit Value:

Since the Partnership’s initial “investable” capital raise of $39 million (net of $7 million of syndication fees) in the early 1990’s, the Partnership has distributed approximately $79 million to investors, from both operations and strategic sales.

With the consummation of the six lease extensions on our Wendy’s properties during 2020, we expect to be able to level out distributions in future years as $518,000 of previous percentage rents (received annually) are expected to be received ratably as fixed rent monthly. Please refer to our website www.divallproperties.com for more information from the last two quarters’ newsletters.

Our appraised values will likely increase based on long-term lease extensions and the conversion of variable rent (percentage rent) to fixed minimum rent. We expect the annual appraisals to be completed later this year with all the significant new lease activity factored into the appraised values.

Percentage Rents Earned in 2020 and Expected to Be Distributed February 2021

The Partnership earns a significant amount of percentage rents annually, but receives payment from the respective tenants in the following January. The Partnership’s distribution of these significant amounts is expected to occur with the 2020 fourth quarter distribution payable February 2021. The Partnership expects the February 2021 distribution to represent a substantial percentage of the entire distributions related to 2020.

4. Qualified Matching Service:

Within the last several years, the Partnership instituted a “Qualified Matching Service” as defined in Section 1.7704-1(g) of the Treasury Regulations promulgated under Section 7704 of the Internal Revenue Code of 1986, which facilitates the transfer of up to 10% of the total interest in the Partnership’s capital or profits provided certain requirements are met. This Qualified Matching Service provides for some liquidity, outside of a tender offer scenario, through which Units may be bought and sold with competitive bidding.

Once again, you are not required to tender your Units to the Bidder, and the Partnership recommends that you not tender your Units. If you have agreed to tender your Units, we recommend that you contact the Bidder immediately and withdraw and rescind your tender in writing.

In the event you have questions or require additional information, please feel free to contact DiVall Investor Relations at the address or number(s) below:

MAIL:	DiVall Investor Relations
c/o Phoenix American Financial Services, Inc.
2401 Kerner Blvd.
San Rafael, CA 94901

PHONE:	1-(844)-932-1769

FAX:	1-(415)-485-4553

Sincerely,

The Provo Group Inc., As General Partner of

DiVall Insured Income Properties 2, LP

By:	/s/ Bruce A. Provo
Bruce A. Provo, President

Additional Information and Where to Find It

The General Partner and the principal executive of the General Partner do not have beneficial ownership in any equity interests in the Partnership. Other information about the General Partner and the principal executive of the General Partner is set forth in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 23, 2020.

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements about the expected timing, completion and effects of the proposed sale of assets and liquidation, as well as statements describing the objectives, projections, estimates or future predictions of the Partnership’s operations. These statements may be identified by the use of forward-looking terminology such as “anticipates,” “believes,” “could,” “estimate,” “expect,” “will,” or other variations on these terms. The Partnership cautions that by their nature forward-looking statements involve risk or uncertainty and that actual results may differ materially from those expressed in any forward-looking statements as a result of such risks and uncertainties, including but not limited to: changes in general economic conditions, changes in commercial real estate conditions and markets, inability of current tenants to meet financial obligations, inability to obtain new tenants upon the expiration of existing leases, the potential need to fund tenant improvements or other capital expenditures out of operating cash flow, and on-going effects of the Covid-19 pandemic.